Code of Business Principles Unilever, together with its employees, management, and directors, is committed to acting with integrity. This includes following these Business Principles: Our Code and Behaviour Countering Corruption Respecting People Safeguarding Information Engaging Externally CoBP Code Policies Speak Up Global Policy Portal Version 6.0 | Date: 19.01.2026 Our Code and Behaviour Living the Code We act in line with our values, Our Code, and all Code Policies every day. We speak up when we see potential or actual breaches and do not tolerate any retaliation for speaking up. Legal Consultation We obey relevant laws and regulations and seek advice from Legal at key moments, including (amongst others), significant contract negotiations or conclusion, ongoing or anticipated legal action, and discussions with regulators. Responsible Risk Management We identify, assess, and manage the risks relevant to our roles. Responsible Innovation, Safety and Quality We design, make, and sell products based on sound science, technology, and responsible innovation, applying rigorous standards of safety and superior quality for consumers and customers. Environment We work to reduce our environmental impact and are moving towards net zero emissions, ending plastic waste, and building resilient and regenerative ecosystems. CoBP Code Policies Version 6.0 | Date: 19.01.2026 Countering Corruption Conflicts of Interest We avoid conflicts of interest and immediately disclose when our personal interests or external commitments could conflict with Unilever’s. Anti - Bribery and Gifts & Hospitality We do not give, accept, or request bribes of any type, including gifts, hospitality, donations, or sponsorships that are intended to inappropriately influence decisions or that are outside policy limits. Political Activities and Donations We do not support political parties or make political donations, unless in our own personal capacity. Accurate Records, Reporting and Accounting We ensure our accounts and reporting is accurate. We do not tolerate fraud or tax evasion. We ensure all transactions are based on valid documentation. Protecting Unilever’s Assets We protect Unilever assets, guarding them from fraud and theft, and only approving activities within our personal limits. We safeguard Unilever intellectual property by ensuring Unilever brands and innovations are protected. We respect valid third - party intellectual property rights by obtaining the relevant licences and approvals. Anti - Money Laundering and Economic Sanctions We do not engage in money laundering and do not do business with any person or company subject to economic sanctions. We conduct business in compliance with all relevant trade controls. CoBP Code Policies Version 6.0 | Date: 19.01.2026 Respecting People Health and Safety We comply with legal and Unilever Health and Safety Standards to ensure a healthy and safe workplace, aiming for continuous improvement. Human Rights We respect human rights and are committed to treat all employees with fairness and respect. We seek to create an environment that enables diversity, inclusion, equal opportunity, freedom of association, and collective bargaining. Unilever provides employees a living wage. We have zero tolerance for forced labour, including any form of compulsory, trafficked, or child labour. Discrimination and Harassment We have zero tolerance for sexual harassment. We do not tolerate discrimination based on protected characteristics, harassment, bullying, or offensive behaviour, either directly or indirectly. We provide a transparent, confidential, and fair way for employees to raise concerns or report unfair or discriminatory treatment and do not tolerate any retaliation for speaking up. CoBP Code Policies Version 6.0 | Date: 19.01.2026

Safeguarding Information Protecting Technology and Information, and Privacy We ensure all of Unilever’s digital assets are safe, used for work purposes, not used for inappropriate activities, and are properly maintained. We protect all forms of Unilever information by classifying, storing, securing, sharing, updating, and deleting it in line with our standards and relevant laws, including privacy and security. Preventing Insider Trading We do not trade or encourage others to trade securities, like shares, when in possession of inside information. CoBP Code Policies Version 6.0 | Date: 19.01.2026 Engaging Externally Responsible Marketing We sell products that are accurately labelled, advertised, and communicated. We conduct marketing activities and research in line with societal expectations. Fair Competition We compete fairly and comply with all competition laws, always refusing to engage in any kind of anti - competitive practice. External Engagements and Communications We are trained and approved before speaking to brokers, analysts, shareholders, media, government, NGOs, or regulators. Responsible Sourcing and Business Partnering We select and work only with partners who are able to uphold standards consistent with our own commitment. CoBP Code Policies Version 6.0 | Date: 19.01.2026